Exhibit 99.2
April 5, 2007
Dear Shareholders (and other friends) of AssuranceAmerica,
We are pleased to give you our results for January and February combined.
Premium production in our MGA/Carrier has now begun to pick up, coincident with our recent entry into new states such as Louisiana and Texas. Our pricing was increased in certain key markets in mid 2006, resulting in a slow down in premium growth as we moved into 1st Quarter 2007. We did achieve a record in February with over $11.0 million premium produced in our MGA/Carrier. We expect these trends will continue.

		February (Unaudited)
		Current Month			Full Year
		2007	2006	Change	2007	2006	Change
		(In $1,000)%			(In $1,000)%
·	Gross Premiums Produced[1]*	$15,857	$17,071	(7)%	$28,333	$32,435	(13)%
·	MGA/Carrier Gross Premiums Produced[1,2]	$11,715	$9,954	18%	$20,123	$18,251	10%
·	MGA/Carrier Revenues[2]	$3,459	$4,381	(21)%	$6,692	$8,268	(19)%
·	Retail Agencies Gross Premium Produced[1,2]*	$7,776	$9,153	(15)%	$13,933	$17,535	(21)%
·	Retail Agencies Group Revenues[2]*	$1,221	$1,341	(9)%	$2,262	$2,471	(8)%
·	Company Revenues*	$4,040	$5,359	(25)%	$7,920	$10,152	(22)%
·	Company Pre-Tax Income Before Options Expense[3]*	$644	$501	29%	$778	$777	0%
·	Company Pre-Tax Income*	$612	$501	22%	$714	$777	(8)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

[3]	Stock option expense was not reflected in our financial statements until March 2006. Expense recognized through February 2006 totaled $64,000

*	Current year financial data includes agency acquisitions that may not be included in prior year data
We look forward to having you as our guest at our annual shareholder’s meeting on Thursday, April 26th at 11:15 a.m. at the company’s headquarters (5500 Interstate North Parkway, RiverEdge One, Suite 600, Atlanta, Georgia 30328). During the shareholder’s meeting, we will hold a discussion on future trends in the non-standard auto insurance sector, led by several insurance analysts. As has become a tradition, we will serve a Low Country BBQ following the meeting (please RSVP for the meeting to 770.952.0200X600).
Thank you for your continued interest and confidence in AssuranceAmerica Corporation. To follow your stock and read the full text of our most recent press releases, we invite you to go to http://finance.yahoo.com, symbol ASAM.OB.

Sincerely,

/s/ Guy W. Millner	/s/ Bud

Guy W. Millner Chairman	Lawrence (Bud) Stumbaugh President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica
Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.
5500 Interstate North Parkway — RiverEdge One — Suite 600 — Atlanta, Georgia 30328
770.933.8911 — fax 770.984.0173 — www.assuranceamerica.com